Exhibit 10.1

PARTICIPATION AND

EXPLORATION AGREEMENT

THIS PARTICIPATION AND EXPLORATION AGREEMENT, (hereinafter referred to as the “Agreement”), is made and entered into effective as of May 5, 2009 (“Effective Date”), by and between Williams Production Company, LLC (“Williams Production”) and Williams Production Appalachia, LLC (“Williams Appalachia”), both of One Williams Center, Suite 2600, Tulsa, Oklahoma 74172 (Williams Production and Williams Appalachia herein sometimes collectively and jointly and severally called “Williams”), and Rex Energy I, LLC and R. E. Gas Development, LLC, both located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (together “Rex”), joined herein for the limited purposes stated in Section 13.01 by Rex Energy Corporation (“Rex Energy”) and Rex Energy Operating Corp. (“Rex Operating”), both of 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (each of Rex and Rex Energy and Rex Operating herein sometimes called a “Rex Signatory” or collectively called “Rex Signatories”), and with Williams and Rex sometimes referred to as the “Parties,” or separately sometimes referred to as a “Party”.

WHEREAS, Rex is the owner of certain oil and gas leases and other interests set forth on Exhibit “A” (“Rex Leases”) and certain rights of way and easements set forth on Exhibit “A-1” (“Rex ROWs”) covering or related to the lands described on Exhibit “A” and Exhibit “A-1” (the lands covered by Rex Leases being referred to herein as “Rex Lands”). The Rex Lands include approximately 43,762 net acres in Centre, Clearfield and Westmoreland Counties, Pennsylvania;

WHEREAS, Rex agrees that Williams Appalachia may acquire an interest in the Rex Leases under the terms and conditions set forth herein; and

WHEREAS, Williams and Rex have expressed a desire and willingness to participate in the exploration and development of the Rex Leases and certain other lands that may be owned or leased by either Party in the future, for the purposes of exploring for, and producing, oil, gas and other hydrocarbons.

NOW THEREFORE, in consideration of the premises and mutual benefits contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

EXHIBITS

1.01 The following exhibits, attached hereto, are incorporated herein and made a part hereof for all purposes:

(a) Exhibit “A” is a list of all of the Rex Leases covering the Rex Lands including Rex’s working interest and net revenue interests therein.

Participation and Exploration Agreement – Page 1

(b) Exhibit “A-1” is a list of all of the Rex ROWs contained within the Rex Lands.

(c) Exhibit “B” and “B-1” consist of a plat and description outlining the AMI Area, which is more fully described in Section 10.01 below.

(d) Exhibit “C” is the Joint Operating Agreement (“JOA”) which is incorporated herein by reference as provided in Section 3.05 below and which is to be used by the Parties as more fully set forth in this Agreement.

(e) Exhibit “D” is the form of Assignment of the Rex Leases to be executed by Rex and delivered to Williams Appalachia as provided for herein.

(f) Exhibit “D-1” is the form of Assignment of the Rex ROWs to be executed by Rex and delivered to Gathering Company as provided for herein.

(g) Exhibit “E” is the form of Assignment and Assumption Agreement for all Material Contracts to be assigned by Rex Signatories to Williams Appalachia or Gathering Company as provided for herein.

(h) Exhibit “F” is the Tax Partnership Agreement which is incorporated herein by reference as provided in Section 14.03 below and which is to be used by the Parties as more fully set forth in this Agreement.

(i) Exhibit “G” is the list of all Material Contracts which Rex Signatories shall assign to Williams Appalachia or Gathering Company as provided for herein.

(j) Exhibit “H” is the list of the Rex wells located in Westmoreland County, Pennsylvania.

(k) Exhibit “I” is a list of the Rex expenses to be reimbursed by Williams pursuant to Section 8.01.

(l) Exhibit “J” is a list of Rex litigation disclosed pursuant to Section 11.05.

(m) Exhibit “K” is a list of Williams litigation disclosed pursuant to Section 11.05.

(n) Exhibit “L” is the Assignment of Seismic Data.

(o) Exhibit “M” is a list of required consents of third parties for Rex to enter into or perform this Agreement.

(p) Exhibit “N” is the Limited Liability Company Agreement to be executed by Rex and Williams Appalachia to form Gathering Company as provided in Section 7.01 below.

ARTICLE II

DEFINITIONS

2.01 AAA shall have the meaning set forth in Section 14.09.

2.02 AAA Rules shall have the meaning set forth in Section 14.09.

2.03 Acquiring Party shall have the meaning set forth in Section 10.02.

Participation and Exploration Agreement – Page 2

2.04 Affiliate shall mean with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity; “control” and, with correlative meanings the terms “controlled by” and “under common control with,” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other voting interest of an entity.

2.05 AMI Area shall have the meaning set forth in Section 10.01.

2.06 AMI Period shall have the meaning set forth in Section 10.01.

2.07 Commitment Wells shall have the meaning given in Section 3.05.

2.08 Complete, Completing, Completed or Completion shall mean to implement, to have implemented, or the implementation of all processes that allow for the flow of natural gas from the Marcellus Shale (“target zone”) so that it can be connected with the gathering system on the surface (except as provided below regarding abandonment of a well after testing). These processes include, but are not limited, to the setting of casing across the target (or adjacent) zone, perforation of the casing into the target zone, execution of a multi-stage (minimum of 3 stages) hydraulic fracture sand treatment of the target zone, and installation of tubing, wellhead, surface production unit (including liquid separator and storage tanks), artificial lift equipment (if needed), gas measurement equipment, and connections to the gathering system; provided, however, if a well is abandoned as a dry hole or non-commercial well after fracing and treatment of the target zone and testing, then in lieu of the installation of surface equipment, such processes shall include plugging and abandoning the well and restoring the surface location as required by applicable leases or laws and regulations.

2.09 Completion Date shall mean the first continuous 24-hour period in which natural gas from the Marcellus Shale is produced and measured at the surface following the well Completion or, if applicable, finalization of Completion of a Commitment Well that is abandoned as a dry hole or non-commercial well.

2.10 Contract Area shall have the meaning set forth in 5.03.

2.11 Dispute Notice shall have the meaning set forth in Section 14.09.

2.12 Drilling Carry Obligation shall have the meaning set forth in Section 3.01.

2.13 Drilling Carry Period shall have the meaning set forth in Section 3.03.

2.14 Environmental Laws shall mean any and all laws, relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and

Participation and Exploration Agreement – Page 3

Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or hazardous substances or wastes.

2.15 Excluded Properties means any of the Rex Leases removed from Exhibit “A” pursuant to Section 3.12, Section 11.03, or Section 12.04 hereof, plus the wells listed on Exhibit “H.”

2.16 Existing Wellbores shall have the meaning set forth in Section 3.09.

2.17 Gas Gathering Expenses shall have the meaning set forth in Section 8.01.

2.18 Gathering Company shall have the meaning set forth in Section 7.01.

2.19 JOA shall have the meaning set forth in Section 3.05.

2.20 Knowledge of Rex means the knowledge of the following employees of Rex: Benjamin W. Hulburt, David Pratt, Chris Hulburt, Bernard Ulincy, Bill Ottaviani, Tom Stabley, Tim Beattie and Jim Watson.

2.21 Lateral Length means the length from the point at which a wellbore enters the target zone to the terminus point of the wellbore.

2.22 LLC Agreement shall have the meaning set forth in Section 7.01.

2.23 Non-Acquiring Party shall have the meaning set forth in Section 10.02.

2.24 Non-Consent Lease shall have the meaning set forth in Section 5.01.

2.25 NRI means Rex’s net revenue interest in and to a Rex Lease as set forth on Exhibit “A”.

2.26 Pending Well shall have the meaning set forth in Sections 9.01(a) and 9.01(b).

2.27 Permitted Encumbrances means any of the following:

(a) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(b) Required third party consents to assignment, preferential purchase rights and similar agreements where such waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right, and such right has terminated;

(c) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due and payable or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Williams is notified in writing upon execution of this Agreement;

(d) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto that do not materially interfere with the oil and gas operations to be conducted on any well or Rex Lease;

Participation and Exploration Agreement – Page 4

(e) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(f) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Rex Leases, Rex ROWs or Rex Lands in any manner, and all applicable laws, rules and orders of governmental authority;

(g) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due, or, if due, being contested in good faith in the ordinary course of business;

(h) All other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Rex Leases or Rex ROWs that individually or in the aggregate do not interfere materially with the operation, value or use of any of the Rex Leases or Rex ROWs;

(i) All applicable laws, rules and orders of any governmental authority having jurisdiction over the Rex Leases or Rex ROWs;

(j) Inchoate liens for taxes not yet due;

(k) Existing overriding royalty interests burdening Rex Leases which do not reduce Rex’s NRI in such Rex Leases below the NRI shown in Exhibit “A”;

(l) The disputed overriding royalty interests referenced in Section 12.07; and

(m) Any other condition Williams may have expressly waived in writing.

2.28 Project Area shall have the meaning set forth in Section 3.02.

2.29 Required Depth shall have the meaning set forth in Section 3.05.

2.30 Retained Tract shall have the meaning set forth in Section 9.01(d).

2.31 Retained Unit Interest shall have the meaning set forth in Section 9.01(d)(ii).

2.32 Rex Lands shall have the meaning in the Recitals.

2.33 Rex Leases shall have the meaning in the Recitals and as set forth on Exhibit “A” as reduced by any Excluded Properties.

2.34 Rex Operations Period shall have the meaning set forth in Section 5.01.

2.35 Rex ROWs shall have the meaning in the Recitals and as set forth on Exhibit “A-1”.

2.36 Rex Signatories shall have the meaning set forth in Recitals.

2.37 Tax Partnership Agreement shall have the meaning set forth in Section 14.03.

2.38 Third Party JOA shall have the meaning set forth in Section 5.03.

2.39 Unit Area shall mean a voluntary unit including Rex Leases (with or without other leases or lands) which is formed by Rex and/or Williams Appalachia in order to drill wells under this Agreement.

2.40 Williams Interests shall have the meaning set forth in Section 3.01.

2.41 Williams Operation Period shall have the meaning set forth in Section 5.02.

Participation and Exploration Agreement – Page 5

ARTICLE III

EARNING WELL DRILLING PROGRAM

3.01 Drilling Carry Obligation. In order to earn fifty percent (50%) of Rex’s interests in the Rex Leases as contemplated by this Agreement, Williams agrees that during the Drilling Carry Period (as defined below), Williams will carry and bear and pay all costs and expenses attributable to eighty percent (80%) of Rex’s fifty percent (50%) working interest (in addition to Williams Appalachia’s fifty percent (50%) working interest) which are incurred in drilling and Completing of all wells jointly drilled by Williams Appalachia and Rex in the Project Area up to the Drilling Carry Obligation (as defined herein); provided that in the event the Parties own less than the entire one hundred percent (100%) interest in a well drilled pursuant to this Agreement, the Drilling Carry Obligation share of the costs of drilling and Completing such well shall be 80% of one-half ( 1/2) of the Parties’ total percentage interest in such well. The “Drilling Carry Obligation” which Williams shall pay towards the development of the Project Area shall be the amount of thirty-two million, eight hundred twenty-one thousand, two hundred twenty dollars ($32,821,220.00) subject to downward adjustment if one or more Rex Leases become Excluded Properties pursuant to this Agreement. Such amount has been calculated based on the following formula: $750 multiplied by the total number of acres of Rex Lands covered by Rex Leases within the Project Area; provided that if the Rex Leases (whether one or more) cover only an undivided interest in the oil and gas estate in a particular parcel of land, the number of acres in such parcel of land has been correspondingly reduced in proportion to the undivided interest not covered by the Rex Leases for purposes of calculating the Drilling Carry Obligation. “Williams Interests” means the undivided fifty percent (50%) interest in Rex’s interest in the Rex Leases (subject to Section 12.07) as to which Williams Appalachia may earn an assignment pursuant to this Agreement.

3.02 Project Area. The “Project Area” is the area of land covered by the Rex Leases, except any area of land or interest therein covered by a Rex Lease that is or becomes an Excluded Property. The amount of acres contained within the Project Area shall be used by the Parties to calculate the Drilling Carry Obligation.

3.03 Drilling Carry Period. Williams shall have from the Effective Date until December 31, 2011 (“Drilling Carry Period”) to fulfill the Drilling Carry Obligation. The Drilling Carry Period shall be extended by an additional forty-five (45) days per well to be drilled if less than seven (7) of the ten (10) Commitment Wells are drilled and Completed by December 31, 2009. By way of example only, if, as of December 31, 2009, only five (5) of the ten (10) Commitment Wells have been drilled and Completed, the Drilling Carry Period would be extended an additional ninety (90) days or until March 31, 2012.

3.04 Drilling Carry Obligation Payoff. In the event Williams has failed to fulfill all of the Drilling Carry Obligation as of the expiration of the Drilling Carry Period, then unless Williams has terminated

Participation and Exploration Agreement – Page 6

this Agreement pursuant to Section 9.01 below, Williams shall make a cash payment to Rex for the remaining Drilling Carry Obligation and, in such event, Williams Appalachia shall earn an assignment of the Williams Interests in the Rex Leases as to all remaining acreage within the Project Area as to which assignments have not been made to Williams Appalachia pursuant to Section 3.09 below, except Excluded Properties. In such event, Rex shall assign the applicable interests pursuant to the provisions of Section 3.10 below.

3.05 Commitment Wells Depth and Location. During the Drilling Carry Period, subject to Section 9.01, the Parties shall drill and Complete ten (10) horizontal wells within the Project Area, each with a minimal Lateral Length of fifteen hundred (1500) feet and to a depth sufficient to test the Marcellus Shale Formation (“Required Depth”). Such wells (including the Eaglehouse 4H Well and Eaglehouse 7H Well referenced on Exhibit “I,” if such wells are Completed) shall be hereinafter referred to as the “Commitment Wells.” The location for the Commitment Wells, other than the Eaglehouse 4H Well and Eaglehouse 7H Well, and for any other wells drilled during the Drilling Carry Period shall be mutually agreed upon in writing by the Parties. All operations on the Commitment Wells and any other wells drilled during the Drilling Carry Period shall be governed by Section 5.01 relating to the Rex Operations Period and Section 5.02 relating to the Williams Operations Period and by a joint operating agreement between the Parties which is attached to this Agreement as Exhibit “C” (such operating agreement, including all exhibits attached thereto, are referred to collectively in this Agreement as the “JOA”), which JOA is being executed simultaneously herewith and is incorporated herein by reference, effective on the Effective Date; provided, however, that, notwithstanding anything to the contrary in the JOA, neither Party may make a non-consent election to a well proposed by the other Party to be drilled pursuant to this Agreement until the earlier of (i) the date the Drilling Carry Obligation has been satisfied (whether by payment of costs pursuant to Section 3.01 or payment of cash pursuant to Section 3.04) or (ii) the date the Drilling Carry Period expires. Until a total of ten (10) Commitment Wells have been drilled and Completed, wells drilled and Completed by the Parties during the Drilling Carry Period that are determined to be non-commercial and/or dry holes shall nevertheless be counted and treated as Commitment Wells under the terms of this Agreement so long as such wells were drilled and Completed with the required Lateral Length to the Required Depth under this Agreement. During the Drilling Carry Period, the Parties agree to collaborate with respect to drilling locations for the Commitment Wells and other wells drilled by the Parties and the establishment of Unit Areas to meet the requirements for commencement and continuation of drilling or for drilling of offset wells under the Rex Leases so as to avoid any forfeiture or loss of leases and to minimize required payments of delay rentals or the need to exercise extension options.

Participation and Exploration Agreement – Page 7

3.06 Partial Commitment Well. During the Drilling Carry Period, if the Parties agree to drill and Complete a well in which Rex’s working interest is less than one hundred percent (100%) whether by reason of Rex owning less than one hundred percent (100%) of the working interest in the Rex Lease on which such well is drilled, by reason of the Rex Lease on which such well is drilled not covering the entire oil and gas estate in the land, or by reason of the Parties decision to pool a Rex Lease into a Unit Area in which Rex owns less than a one hundred percent (100%) working interest, then such well shall not be treated as a full Commitment Well for the purpose of satisfying the obligation to drill and Complete ten (10) Commitment Wells, but such well shall be treated as a partial Commitment Well. Williams will be obligated pay the Drilling Carry Obligation pursuant to Section 3.01 with respect to such partial Commitment Well and will be credited as having drilled and Completed that portion of a Commitment Well equal to Rex’s proportion of the working interest owned in such partial Commitment Well. For example, if the Parties agree to drill and Complete a well on acreage or in a Unit Area in which Rex owns a seventy-five percent (75%) working interest, then such well shall be treated as a partial Commitment Well. Williams will be obligated to pay the Drilling Carry Obligation pursuant to Section 3.01 with respect to such partial Commitment Well and will be credited as having drilled and Completed seventy-five percent (75%) of one Commitment Well.

3.07 Substitute Wells. If any well does not reach the Required Depth or is not drilled to the objective Lateral Length due to Williams Appalachia or Rex (depending upon which Party is operating such well) encountering a formation which could not be penetrated by a reasonably prudent operator without unreasonable cost as determined in the good faith judgment of the operator at the time such formation is encountered, or due to adverse conditions which could not be overcome by a reasonably prudent operator without unreasonable cost as determined in the good faith judgment of the operator at the time such adverse conditions are discovered, and the well is abandoned, Rex and/or Williams Appalachia shall have the right, for a period of sixty (60) days from and after the date of the release of the drilling rig from the abandoned location in which to commence a substitute well, which may then be counted as a Commitment Well, for purposes of Section 3.05, if it is successfully drilled to the Required Depth and Completed. In addition, nothing in this Agreement shall be construed as obligating Williams to continue to pay the costs of drilling, Completion or other operations on any well that Williams Appalachia, during its operations, decides, in its sole discretion, to abandon and cease pursuing as a Commitment Well. Any Drilling Carry Obligation payments made by Williams with respect to an abandoned well shall be applied toward the satisfaction of Williams’ obligation to pay the entire Drilling Carry Obligation, but such abandoned well shall not be considered a Commitment Well for the purpose of satisfying the obligation to drill and Complete the Commitment Wells pursuant to this Agreement.

Participation and Exploration Agreement – Page 8

3.08 Lease Expiration During Drilling Carry Period/Lease Surrender. If during the Drilling Carry Period, Rex (a) elects not to pay a rental which is necessary in order to perpetuate any of the Rex Leases (other than the Excluded Properties); or (b) otherwise elects to release or surrender any of the Rex Leases (other than the Excluded Properties), Rex shall notify Williams in writing at least thirty (30) days prior to the earlier of (i) the date the next ensuing rental is payable; or (ii) the expiration or termination date of the affected Rex Leases, as applicable. Williams Appalachia, for a period of fifteen (15) days following delivery of such notice from Rex, shall have the option to elect, by means of written notice delivered to Rex, to receive from Rex, without any consideration, a recordable assignment of all of Rex’s interests as set forth on Exhibit “A” in and to any and all of the Rex Leases included within Rex’s written notice to Williams. Such assignment will be with a special warranty of title by Rex, and shall be free and clear of all liens, security interests, overriding royalty interests, and other similar encumbrances except Permitted Encumbrances, whether created by, through or under Rex, but not otherwise. If Williams Appalachia timely exercises its option, thereafter Rex shall deliver to Williams Appalachia a recordable assignment and Williams Appalachia will own and be responsible for such assigned leases, free and clear of this Agreement and the JOA. If Williams Appalachia fails to timely exercise its option, then Rex may allow the affected Rex Leases to expire or surrender or release the affected leases, as applicable.

3.09 Assignments Earned by Williams Appalachia Upon Drilling Each Well. Within ten (10) days after the Completion Date of each well drilled and Completed during the Drilling Carry Period, Rex shall deliver an assignment in substantially the same form as that attached to this Agreement as Exhibit “D”, assigning to Williams Appalachia, effective as of the Effective Date, the Williams Interests in the Rex Lease(s) insofar as they cover the Unit Area (as to wells that are Completed in a Unit Area) or insofar as the Rex Lease(s) cover the eighty (80) acre Retained Tract surrounding such well as described in Section 9.01(d)(i) (as to wells that are not completed in a Unit Area), as to all depths except in regard to Rex Leases which are located in the Derry Township in Westmoreland County, Pennsylvania. In the event a well or wells is drilled in the Derry Township in Westmoreland County, Pennsylvania, Williams Appalachia shall be entitled to earn fifty percent (50%) of Rex’s interests as set forth on Exhibit “A” in the Unit Area or eighty (80) acre Retained Tract surrounding the well, as applicable, except that (A) if such Unit Area or Retained Tract includes the location of any of the existing Rex wells in Westmoreland County, Pennsylvania, described on Exhibit “H,” the assignment shall exclude and reserve unto Rex all existing wellbores in such Rex wells (“Existing Wellbores”), including the rights to produce through such wellbores from the formation or formations in which such Existing Wellbores are presently completed regardless of said Existing Wellbores depths; and (B) Williams Appalachia shall be entitled to the Williams Interests in such Unit Area or 80 acre Retained Tract, as applicable, as to all depths except the assignment shall reserve unto Rex the rights from the surface to two hundred (200) feet above the top

Participation and Exploration Agreement – Page 9

of the Tully Limestone or the stratigraphic equivalent thereof. Notwithstanding anything in the previous sentences, such assignment will not reserve unto Rex any rights to, and Rex will not be entitled to, plug back and recomplete any of such Existing Wellbores into the Marcellus Shale; provided however, Rex may plug back and recomplete any of such Existing Wellbores into any other formation that is more than two hundred (200) feet above the top of the Tully Limestone or the stratigraphic equivalent thereof. Williams shall be responsible for and shall pay the costs of recording each assignment in the real property records of the appropriate county or township as applicable. Each assignment shall be delivered by Rex to Williams Appalachia, properly executed and in recordable form providing for transfer to Williams Appalachia of the rights and interests provided for under this Agreement. Each assignment earned under this Section shall be made expressly subject to and refer to this Agreement and the JOA.

3.10 Assignments Earned by Williams Appalachia Upon Completion of Drilling Carry Obligation. Within thirty (30) days of either Williams’ full payment of the Drilling Carry Obligation or Williams payoff of the Drilling Carry Obligation pursuant to Section 3.04, Rex shall assign to Williams Appalachia the Williams Interests in the Rex Leases other than Excluded Properties insofar as they cover all remaining acreage within the Project Area which has not previously been assigned to Williams Appalachia under Section 3.09 above (“Remaining Acreage”). Such assignment shall (a) be in substantially the same form as that attached to this Agreement as Exhibit “D”; (b) be effective as of the Effective Date of this Agreement; (c) assign the Williams Interests in the Remaining Acreage and (d) be as to all depths except as to Remaining Acreage within the Derry Township in Westmoreland County, Pennsylvania. In the event the Remaining Acreage contains acreage within Derry Township in Westmoreland County, Pennsylvania, Williams Appalachia shall be entitled to earn the Williams Interests in such Remaining Acreage, except that (A) the assignment shall exclude and reserve unto Rex all Existing Wellbores in Rex wells that are set forth on Exhibit “H” and located within the Remaining Acreage subject to the assignment, including the rights to produce through such Existing Wellbores from the formation or formations in which such Existing Wellbores are presently completed regardless of said Existing Wellbores depths; and (B) Williams Appalachia shall be entitled to earn the Williams Interests in such acreage as to all depths, except the assignment shall reserve unto Rex the rights from the surface to two hundred (200) feet above the top of the Tully Limestone or the stratigraphic equivalent thereof. Notwithstanding anything in the previous sentence, such assignment will not reserve unto Rex any rights to, and Rex will not be entitled to, plug back and recomplete any of such Existing Wellbores into the Marcellus Shale; provided however, Rex may plug back and recomplete any of such Existing Wellbores into any other formation that is more than two hundred (200) feet above the top of the Tully Limestone or the stratigraphic equivalent thereof. Such assignment shall be delivered by Rex to Williams Appalachia, properly executed and in recordable form and providing for transfer to Williams Appalachia of the rights

Participation and Exploration Agreement – Page 10

and interests provided for under this Agreement. Williams shall be responsible for and shall pay the costs of recording each assignment in the real property records of the appropriate county or township as applicable. Such assignment earned under this Section shall be made expressly subject to and refer to this Agreement and the JOA.

3.11 Special Warranty. Except as expressly set forth herein, all assignments made by Rex pursuant to this Agreement shall be made without warranty of any kind, express or implied, except a warranty of title conveyed by such assignment as against the lawful claims of persons claiming by, through, or under Rex, but not otherwise, and subject to Permitted Encumbrances.

3.12 Required Lease Payments. Until Williams Appalachia receives an assignment of the Williams Interests in Remaining Acreage pursuant to Section 3.10, Rex shall administer and pay any and all delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to all Rex Leases, and shall bill Williams Appalachia for its proportionate share of any such payment that may be necessary to maintain a lease in which Williams Appalachia owns or earns or is entitled to earn an interest under this Agreement. Williams shall not be liable for any third party claims for failure to properly or timely pay said rentals or lease maintenance payments. In the event that any Rex Lease terminates due to Rex’s failure to make any necessary payment to preserve such lease, then said lease will be removed from Exhibit “A” and the Drilling Carry Obligation will be recalculated using the adjusted determination of the Project Area after excluding the terminated leases from Exhibit “A,” which shall be deemed an “Excluded Property.” Evidence of payments shall be furnished to Williams by Rex upon request by Williams. When Williams Appalachia receives an assignment of the Williams Interests in the Remaining Acreage pursuant to Section 3.10, Williams Appalachia shall assume administration of all of the leases in which Williams Appalachia owns or acquires an interest under this Agreement and the obligation to pay any and all delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to such leases, and shall bill Rex for its proportionate share of any such payment that may be necessary to maintain a lease in which Rex owns or earns an interest under this Agreement.

3.13 Williams Appalachia Interest During Operations. Until such time as Williams Appalachia earns an interest and associated assignment, pursuant to Section 3.09 or 3.10 above, in any of the Rex Leases, Williams Appalachia shall be deemed to hold a beneficial interest in and to any Rex Leases and any Unit Area upon which a well is drilled and/or operated pursuant to the terms of this Agreement. Such beneficial interest shall entitle Williams Appalachia to all of the rights and obligations of a working interest owner under the JOA associated with such well and Williams Appalachia’s rights under the relevant Rex Leases shall automatically vest, effective as of the Effective Date, upon Williams

Participation and Exploration Agreement – Page 11

Appalachia receiving the assignments contemplated by Sections 3.04, 3.09 and 3.10 above. Additionally, during the Williams Operation Period, as defined below, for any well which Williams Appalachia drills and subsequently operates, until such time as Williams Appalachia’s beneficial interest in such well vests, Williams Appalachia shall be deemed to be a contract operator on behalf of Rex pursuant to the JOA and shall have all the rights of an operator under the JOA, including but not limited to the right of ingress and egress in order to drill, Complete and operate any well.

ARTICLE IV

WELLS DRILLED BEYOND THE DRILLING CARRY PERIOD

4.01 Right to Propose Further Wells. From and after the expiration of the Drilling Carry Period, Williams Appalachia and Rex may each propose further wells on leases jointly owned by the Parties within the AMI Area, as defined herein, or on lands pooled therewith. Such jointly owned leases and each well proposed by the proposing party shall be governed by the terms of the JOA. Subject to the terms of the JOA, any and all costs and expenses associated with wells drilled after the Drilling Carry Period shall be paid by each Party based on the proportionate share of such Party’s interest in such wells.

4.02 No Carried Interests in Further Wells. Except as may be provided otherwise under the non-consent provisions and other provisions of the JOA, Williams has no obligation under this Agreement to carry or bear any share of the costs and expenses attributable to the interest of Rex in any further wells that may be drilled after the Drilling Carry Period or in excess of the Drilling Carry Obligation and each party shall be liable for its respective share of the costs and expenses of such further operations under the JOA.

ARTICLE V

OPERATIONS

5.01 Rex Operations Period. From the Effective Date until December 31, 2009, or any other date mutually agreed upon in writing (“Rex Operations Period”), Rex shall drill, Complete and operate all wells drilled under this Agreement in accordance with the terms of the JOA. During the Rex Operations Period, Rex shall be listed as operator of record on all wells covered by this Agreement. Notwithstanding the foregoing, Williams Appalachia shall operate all geophysical operations conducted within the Project Area pursuant to the provisions of Article VI below except for any microseismic operations associated with drilling and Completing wells that Rex operates during the Rex Operations Period. Upon the expiration of the Rex Operations Period, without further consideration, Rex shall execute any and all necessary change of operator forms, permits, bonds, and such additional instruments as Williams Appalachia may reasonably request in order to entitle Williams Appalachia to take over as Operator on all

Participation and Exploration Agreement – Page 12

wells drilled during the Rex Operations Period and covered by this Agreement and (except as provided below with respect to Non-Consent Leases) to entitle Williams Appalachia to take over as Operator of all of the Rex Leases pursuant to the JOA, including, without limitation, assignments of any drilling permits and grant of the joint and non-exclusive right (together with Rex) to use water withdrawal permits held by Rex for proposed additional wells on the Rex Leases or lands pooled therewith. The Parties agree to cooperate and use commercially reasonable efforts to execute the necessary documents or transfers and file the same with the appropriate regulatory office, in order to effectuate the changes of operatorship contemplated herein. If, however, any Rex Lease requires that Rex obtain the prior written consent of a party before Williams Appalachia can take over as operator on such Rex Lease, Rex shall endeavor in good faith to obtain such consent (but shall not be required to pay for obtaining such consent). If such consent is not obtained or until it is obtained, Rex shall continue as the named operator with respect to such Rex Lease (a “Non-Consent Lease”) and shall operate such Non-Consent Lease pursuant to the JOA; provided that to the extent permitted by the applicable lease, Rex shall delegate such operations to Williams Appalachia as “contract operator” of such Non-Consent Lease pursuant to the JOA.

5.02 Williams Operations Period. Except as provided in Section 5.01 with respect to Non-Consent Leases (if applicable), from and after the expiration of the Rex Operations Period (“Williams Operations Period”), Williams Appalachia shall drill, Complete and operate all wells drilled under this Agreement in accordance with the terms of the JOA, and Williams Appalachia shall be listed as operator of record on all wells covered by this Agreement. It is agreed that during the Williams Operations Period the Parties shall meet at least quarterly and review past operations since the last such meeting and plans for future operations for the forthcoming twelve (12) months.

5.03 Joint Operating Agreement. Regardless of whether Rex or Williams Appalachia is operating a well covered by this Agreement, each Rex Lease and Unit Area upon which a well is drilled under this Agreement, shall be covered by the JOA attached hereto as Exhibit “C,” and the “Contract Area” as such term is used in such JOA shall be deemed to include all Rex Leases (except Excluded Properties) and Unit Areas and all jointly-owned oil, gas or hydrocarbon interests in the AMI Area acquired by the Parties pursuant to Article X below. If either Party owns or acquires interests which are subject to pre-existing joint operating agreements with third parties (“Third Party JOA”), then those Third Party JOAs shall govern the rights of Williams Appalachia, Rex and the third parties, with respect only to the rights of those third parties.

5.04 Governing Agreements. In the event of any conflict between this Agreement and the JOA, then this Agreement shall control, except that the terms and provisions of the Tax Partnership Provisions attached hereto as Exhibit “F” (“Tax Partnership Agreement”) shall, in the event of any conflict, supersede and control over the terms of both this Agreement and the JOA. In the event of a conflict between this Agreement and the LLC Agreement, the terms and provisions of the LLC Agreement shall control for all issues related to internal governance of the Gathering Company or its activities.

Participation and Exploration Agreement – Page 13

ARTICLE VI

SEISMIC DATA AND FUTURE SEISMIC OPERATIONS

6.01 Seismic Data. Concurrent with execution of this Agreement, Rex shall assign to Williams Appalachia an undivided fifty percent (50%) interest in and to all proprietary 2-D seismic data which Rex currently owns covering the Project Area; provided, however, Rex will not assign an interest in any licensed seismic data which Rex is not permitted to assign. Such assignment shall be in the form set forth on Exhibit “L” attached to and incorporated herein.

6.02 Geophysical Operations. Either Party may propose a program for the acquisition of 2-D or 3-D seismic data on lands within the Project Area or the AMI Area and the non-proposing party shall pay fifty percent (50%) of all costs and expenses associated with permitting, shooting and interpreting of all such 2-D or 3-D seismic and other seismic data surveys obtained in connection with lands within the Project Area or within the AMI Area; provided however, the Parties agree that the gross expenditures for the acquisition of seismic data under the terms of this Agreement during any single calendar year shall not exceed five million dollars ($5,000,000) unless the Parties mutually agree otherwise in writing. Subject to the cost limitations in the foregoing sentence, the Parties shall be obligated to participate in all acquisitions of seismic data proposed pursuant to this Agreement during the Drilling Carry Period. All seismic data surveys and other related information that is jointly paid for by the Parties shall be owned by, and licensed to, the Parties in the same percentage shares as the Parties bore to the cost of obtaining such information. It is specifically contemplated by the Parties that Williams Appalachia shall have the option, but not the obligation, to conduct 2-D or 3-D seismic surveys prior to the drilling of each well under this Agreement. Subject to Rex’s right to propose the acquisition of seismic data as set forth above, Williams Appalachia shall have the right to determine the aspects of the manner and the methods by which geophysical exploration activities are conducted with regard to the lands covered by this Agreement. Williams Appalachia is authorized to enter upon the Rex Lands for the purposes of conducting seismic surveys, and is authorized to enter into agreements with third parties for the purpose of permitting, designing, shooting, and processing seismic data obtained from the Rex Leases.

6.03 Ownership and Sale of Geophysical Data. Rex shall be a co-owner with Williams Appalachia of any data acquired which pertains to the subsurface of the Project Area or the AMI Area including any existing seismic proprietary data owned by Rex in Clearfield and Centre Counties, Pennsylvania. Rex and Williams shall each pay for one-half of the actual costs of acquiring and processing the data acquired within the AMI Area. For a period of three (3) years following the

Participation and Exploration Agreement – Page 14

acquisition of any geophysical data obtained under this Agreement within the AMI Area, regardless of by whom licensed, and for a period of three (3) years following the Effective Date with reference to existing seismic data referenced in Section 6.01, Williams Appalachia and Rex shall share equally in the revenue generated from licensing of the data, and after such three (3) years, Rex and Williams Appalachia shall each be free to individually license the data without any further compensation due to the other Party from any such licensing.

6.04 Conducting Seismic Operations. In conducting any such seismic surveys, Williams Appalachia shall conduct its operations in a good and workmanlike manner. Williams Appalachia shall be free to join the Rex Leases with other lands and leases adjacent thereto in order to form a larger shoot area, and Williams Appalachia may enter into agreements with third parties for such purposes to jointly acquire data over the combined area. Rex shall have the option, but not the obligation, to participate for a pro rata share of costs of shooting additional acreage outside of the AMI Area, and in the event of such participation, Rex shall co-own with Williams Appalachia in equal shares the data acquired from the additional areas outside of the AMI Area, and such data shall also be subject to the provision above regarding sharing of revenues from the sale or licensing of such data for a limited period of three (3) years following the acquisition of such data.

ARTICLE VII

GAS GATHERING

7.01 Gas Gathering. On the Execution Date, Rex and Williams Appalachia will execute the Limited Liability Company Agreement (“LLC Agreement”) in the form attached hereto as Exhibit “N” to form RW Gathering, LLC, a Delaware limited liability company (“Gathering Company”) to construct, own and operate gas gathering lines and associated facilities in which the Parties both elect to participate, and to provide gathering services to the Parties pursuant to gathering agreements on such terms and conditions as the Parties may hereafter mutually agree. Gathering Company shall be owned in equal fifty percent (50%) interests by Rex and Williams Appalachia and shall elect to be treated as a partnership for federal and state income tax purposes. The Material Contracts relating to gas gathering and transportation activities shall be assigned by Rex Signatories to Gathering Company as provided in Section 13.01 below; and the Rex ROWs shall be conveyed and assigned by Rex to Gathering Company as provided in Section 8.01 below. Either Party may propose the construction of gas gathering lines and associated facilities to facilitate the development of the Commitment Wells and any further wells jointly drilled under the terms of this Agreement. In the event that the non-proposing Party elects to participate in such gas gathering lines and associated facilities, the Parties shall each contribute fifty percent (50%) of all costs and expenses related to the construction and (as and if required) maintenance of such gas gathering

Participation and Exploration Agreement – Page 15

lines and associated facilities to Gathering Company, which shall construct, own and operate such gas gathering lines and associated facilities. In the event that the non-proposing Party elects not to participate in such gas gathering lines and associated facilities and the proposing Party constructs such gas gathering lines and associated facilities without the non-proposing Party’s participation, the proposing Party shall own one hundred percent (100%) of such gas gathering lines and associated facilities. The Parties agree that if either Party elects not to participate in any gas gathering lines or associated facilities proposed by the other Party, then the Parties will negotiate in good faith to enter into a mutually acceptable gas gathering agreement containing commercially reasonable terms to provide gathering and transportation service to the non-participating Party if requested by the non-participating Party. In the event that the Parties use existing gas gathering infrastructure owned by either Party to service wells drilled pursuant to this Agreement, then the Parties will negotiate in good faith to enter into a mutually acceptable gas gathering agreement containing commercially reasonable terms to provide gathering and transportation service to the non-owning Party. Notwithstanding anything to the contrary herein or in the JOA, Williams will be required to obtain Rex’s prior written approval, which approval shall not be unreasonably withheld, before entering into any gas gathering contract, transportation contract or related service contract with any Affiliate of Williams to provide services for the benefit of any wells in which Rex owns an interest and for which Rex would be obligated to pay its proportionate share of the costs incurred pursuant to such contract with an Affiliate of Williams. Notwithstanding anything to the contrary herein or in the JOA, Rex will be required to obtain Williams’ prior written approval, which approval shall not be unreasonably withheld, before entering into any gas gathering contract, transportation contract or related service contract with any Affiliate of Rex to provide services for the benefit of any wells in which Williams Appalachia owns an interest and for which Williams Appalachia would be obligated to pay its proportionate share of the costs incurred pursuant to such contract with an Affiliate of Rex.

7.02 Gas Marketing Agreements. On all gas to be marketed from the wells drilled pursuant to this Agreement and the JOA, each Party agrees to make available to the other Party the right to market the other Party’s gas under any contract negotiated by any such Party with any third party purchaser or any affiliated company of the Party which covers any portion of the AMI Area from which sales are to be made, and the other Party shall have the right to join as a party to any such gas contract. Neither the Party who negotiated the contract, or its affiliated companies, shall charge the other Party any marketing fees on the other Party’s gas marketed under any such contract(s). Subject to Section 7.01 above, in the event that either Party enters into a gas sale contract with an Affiliate of such Party and the other Party elects to have its share of the gas produced from wells covered by such gas sale contract purchased by such Affiliate, then the price paid to the other Party for its share of such gas shall be the weighted average sales

Participation and Exploration Agreement – Page 16

price received by such Affiliate from the first non-affiliated purchaser of such gas, less any direct costs paid to non-affiliated parties for gathering, dehydration, treating, processing, transportation, and marketing and less fuel loss and unaccounted for gas as well as any FERC regulated fees or costs charged by an Affiliate.

ARTICLE VIII

REIMBURSEMENT OF EXPENSES; LIABILITY OF WILLIAMS PRODUCTION

8.01 Reimbursement of Rex’s Expenses. Upon execution of this Agreement, Rex shall be reimbursed for fifty percent (50%) or ninety percent (90%) of, as indicated on Exhibit “I”, Rex’s actual costs incurred as of such date in connection with the Rex ROWs and other matters as described on Exhibit “I”; provided that as to costs incurred as of such date as to which information as to the amount thereof is provided to Williams after such date, such reimbursement shall be paid within five (5) days after Williams’ receipt of information as to the amount thereof. To effect such reimbursement, Williams shall pay to Rex fifty percent (50%) or ninety percent (90%), as applicable, of the expenses of the items listed in Exhibit “I” other than the first five items identified in Exhibit “I” as expenses of gas gathering activities (“Gas Gathering Expenses”). To effect reimbursement for Gas Gathering Expenses, Williams shall contribute fifty percent (50%) of such Gas Gathering Expenses to Gathering Company as a capital contribution. Rex shall assign and convey all of Rex’s interest in the Rex ROWs to Gathering Company as a capital contribution (the fair market value of which is stipulated to be equal to the Gas Gathering Expenses) by executing and delivering an Assignment to Gathering Company in the form of Exhibit “D-1” attached hereto; and Gathering Company shall distribute to Rex amounts equal to the fifty percent (50%) share of Gas Gathering Expenses contributed to it by Williams. The Parties stipulate and agree that the capital accounts of Rex and Williams Appalachia in Gathering Company will be equal upon completion of the foregoing transactions. Four/ninths ( 4/9ths) (equating to the 40% carry) of the ninety percent (90%) share of drilling and Completion expenses of the Eaglehouse 4H Well and Eaglehouse 7H Well which Williams pays to Rex pursuant to Exhibit “I” shall be credited against the Drilling Carry Obligation.

8.02 Wire Transfer. The reimbursement payments to Rex pursuant to Section 8.01 shall be made by wire transfer of immediately available funds to an account designated by Rex.

8.03 Joint and Several Liability. Rex Energy I, LLC and R.E. Gas Development, LLC shall be jointly and severally liable for the performance of all of the agreements and obligations of each other under and in connection with this Agreement and the JOA (including, without limitation, any obligation for the payment of money) and, with regard to the JOA, with the same effect as if each were named and serving as the “Non-Operator” under the JOA during the Williams Operations Period and each were

Participation and Exploration Agreement – Page 17

named and serving as the “Operator” under the JOA during the Rex Operations Period. Williams Production and Williams Appalachia shall be jointly and severally liable for the performance of all of the agreements and obligations of each other under and in connection with this Agreement and the JOA (including, without limitation, any obligation for the payment of money) and, with regard to the JOA, with the same effect as if each were named and serving as the “Non-Operator” under the JOA during the Rex Operations Period and each were named and serving as the “Operator” under the JOA during the Williams Operations Period.

ARTICLE IX

TERMINATION OPTIONS

9.01 Termination by Williams. In addition to any termination rights provided to Williams under other provisions of this Agreement, Williams shall have the right to terminate this Agreement by giving written notice of termination to Rex at any time during the Drilling Carry Period subject to the following conditions:

(a) Commitment Wells Completed: If, prior to the expiration of the Drilling Carry Period, the Parties have jointly drilled and Completed ten (10) Commitment Wells, Williams may terminate this Agreement by (i) paying eighty percent (80%) of Rex’s fifty percent (50%) share (in addition to Williams Appalachia’s proportionate share) of the costs incurred in the drilling and Completion or abandonment of any well or wells, if any, upon which drilling has commenced but which have not been Completed at the time of notice of termination (a “Pending Well”), and (ii) making a cash payment to Rex equal to forty percent (40%) of the balance remaining on the Drilling Carry Obligation after deducting the amount (if any) paid pursuant to clause (i) above.

(b) Commitment Wells Not Drilled: If, prior to the expiration of the Drilling Carry Period, the Parties have not drilled and Completed ten (10) Commitment Wells, Williams may terminate this Agreement by (i) paying eighty percent (80%) of Rex’s fifty percent (50%) share (in addition to Williams Appalachia’s proportionate share) of the costs incurred in the drilling and Completion or abandonment of any Pending Well; (ii) making a cash payment to Rex in an amount equal to (x) forty percent (40%) of the total costs and expenses of drilling and Completing all of the Commitment Wells that have been drilled and Completed, divided by (y) the total number of Commitment Wells that have been drilled and Completed (proportionately reduced for partially owned Commitment Wells as provided in Section 3.06), multiplied by (z) the number (if any) of the required ten (10) Commitment Wells on which drilling has not yet been commenced as determined after the Completion or abandonment of all Pending Wells; and (iii) making a cash payment to Rex equal to forty percent (40%) of the balance remaining on the Drilling Carry Obligation after deducting the amounts paid pursuant to clauses (i) and (ii) above.

(c) Liquidated Damages Not a Penalty. The Parties have negotiated the payment amounts in clauses (a) and (b) above as an option payment for termination for convenience that is intended to fairly compensate Rex for such termination. If, notwithstanding the Parties’ intentions, such payment amounts are construed as

Participation and Exploration Agreement – Page 18

liquidated damages, the Parties acknowledge and agree that, as of the time this Agreement was entered into: (i) the anticipated damages in case of such termination were difficult to ascertain; (ii) the Parties mutually intended to liquidate the damages in advance; (iii) the amount of such liquidated damages are a reasonable estimate of the potential actual damages a termination would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.

(d) Retained Acreage In the Event of Termination. In the event this Agreement terminates under Sections 9.01(a) or 9.01(b) above, Williams Appalachia shall be entitled to retain a fifty percent (50%) interest in certain acreage surrounding the wells which have been drilled and Completed and Pending Wells which are subsequently Completed as set forth below:

(i) In the event that any well drilled and Completed prior to the termination of this Agreement by Williams (including also any Pending Well that is subsequently Completed) has been drilled on a lease that is not included in a Unit Area, Williams Appalachia will be entitled to retain an undivided fifty percent (50%) of Rex’s interest as set forth on Exhibit “A” in 80 acres surrounding the well. The acreage retained by Williams Appalachia will be as nearly in the shape of a square or rectangle as is practical with the boundaries of the tract including the entire wellbore and the lateral boundaries of such tract being approximately equal distance from the horizontal portion of the wellbore and parallel thereto (a “Retained Tract”);

(ii) In the event that any well drilled and Completed prior to the termination of this Agreement by Williams (including also any Pending Well that is subsequently Completed) has been drilled in a Unit Area, Williams Appalachia will be entitled to retain an undivided interest in such Unit Area equal to fifty percent (50%) of Rex’s interest as set forth on Exhibit “A” in 80 acres within the Unit Area (a “Retained Unit Interest”).

(e) Reassignment by Williams Appalachia. In the event this Agreement terminates pursuant to Section 9.01(a) or Section 9.01(b) above, Williams Appalachia must reassign to Rex all interests in Rex Leases that have previously been assigned by Rex to Williams Appalachia pursuant to this Agreement except only as to acreage within any Retained Tracts and any Retained Unit Interests. Such reassignment by Williams Appalachia shall be made effective as of the date of giving of notice of termination by Williams by an assignment with a special warranty of title by, through or under Williams Appalachia but not otherwise, and the acreage or interests reassigned by Williams Appalachia shall be free and clear of any liens or other encumbrances except for Permitted Encumbrances. Additionally, it shall be deemed that all of the Rex Leases have been distributed to Rex from the tax partnership provided for in the Tax Partnership Agreement except Rex Leases only insofar as they cover Retained Tracts or Unit Areas in which Williams Appalachia retains a Retained Unit Interest. Finally, in the event Williams terminates under Sections 9.01(a) or (b) above, Rex shall have the option, but not the obligation, to buy out all of Williams Appalachia’s interest in and to the Gathering Company at actual cost, free and clear of any liens or encumbrances. Upon Williams termination as provided for under Sections 9.01(a) or (b) above, Williams Appalachia shall resign as the Manager of Gathering Company and R. E. Gas Development, LLC shall be appointed as the Manager of Gathering Company under the terms of the LLC Agreement.

Participation and Exploration Agreement – Page 19

9.02 Termination of Agreement Subject to Certain Ongoing Rights and Obligations. Notwithstanding any other term or provision of this Agreement that may appear to be to the contrary, the Parties expressly agree that the termination of this Agreement under any provisions herein that allow or provide for such termination shall, in all instances, be subject to the following condition: To the extent that, at the time of such termination, either Party is engaged in operations or other activities that rely in whole or in part on the use of easements, rights-of-way, leases or other rights of the other Party that are made available under this Agreement, the Party who is availing itself of such rights of the other Party at the time of the termination of this Agreement shall have the ongoing future entitlement to continue using those rights. In the event of a termination of this Agreement by Williams pursuant to the provisions of Sections 9.01(a) or 9.01(b) above, then Williams Appalachia shall, notwithstanding such termination, and in addition to its obligations elsewhere provided for as a consequence of such termination (i) continue to serve as operator of the well during the drilling of each Pending Well that it has commenced prior to such termination until drilling operations are completed and transfer operations of such Pending Well to Rex prior to the commencement of any Completion operations on such Pending Well, and (ii) carry Rex for costs associated with such Pending Well, as elsewhere provided for in this Agreement, as if this Agreement had not terminated as to the Unit Area or Retained Tract upon which such Pending Well was commenced prior to termination.

9.03 JOA and Tax Partnership Agreement Survive. Notwithstanding anything contained in Sections 9.01 and 9.02 above or elsewhere in this Agreement, the provisions of the JOA with respect to the Rex Leases insofar only as to Retained Tracts and Unit Areas in which Williams Appalachia retains a Retained Unit Interest and the Tax Partnership Agreement shall survive.

ARTICLE X

AREA OF MUTUAL INTEREST

10.01 AMI Area. The Parties hereby designate the following lands, as to all depths, as an Area of Mutual Interest (“AMI Area”): All of the lands which are specifically depicted on the map attached to and incorporated herein as Exhibit “B”. The Parties’ obligations with respect to the AMI Area as set forth in this Article X, unless the Parties otherwise agree in writing, shall continue in force and effect for three years from the Effective Date (“AMI Period”), unless this Agreement is earlier terminated as elsewhere permitted in this Agreement, and in the event this Agreement is so terminated, then the AMI Area shall terminate at the same time.

10.02 Right to Share in Acquisitions. Should any oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form located inside the AMI Area be acquired in whole or in part by either Party or any of each Party’s Affiliates (“Acquiring Party”)

Participation and Exploration Agreement – Page 20

after the Effective Date and prior to the expiration of the AMI Period or the termination of the AMI Area, then the acquiring Party shall furnish to the other Party hereto (“Non-Acquiring Party”) notice in writing of such acquisition, giving full details, including the costs associated with the acquisition, within thirty (30) days from the date of acquisition. The Non-Acquiring Party will be provided with copies of the following materials at the time the notice of acquisition is given or as soon thereafter as such documents or information become available: (a) the agreement under which the interest was acquired, (b) the assignment and conveyance document, (c) any settlement statement showing the purchase prices, adjustments thereto and related debits or credits, (d) any title materials and materials relating to the condition of the property (such as its environmental condition) in the possession of the Acquiring Party by virtue of such acquisition, and (e) any other materials that are in the possession of the Acquiring Party and are reasonably needed in order to provide the Non-Acquiring Party receiving notice with information concerning all material terms and conditions of the acquisition. Within fifteen (15) days after receipt of the notice of acquisition and the information contemplated above, the Non-Acquiring Party shall notify the Acquiring Party in writing of its election to participate in such acquisition. Failure to timely respond to the Acquiring Party shall be deemed an election not to participate. Should the Non-Acquiring Party elect not to participate, the Acquiring Party will retain one hundred percent (100%) of said interest and said acreage will be excluded from the AMI Area and will not be governed by the terms of the JOA. Should the Non-Acquiring Party elect to participate in the acquisition and drilling of any wells in the acquired acreage, then, subject to the terms of the JOA and a Party’s right to elect not to participate in the drilling of any wells pursuant thereto, the undivided interests of the Parties in such acquisition and any wells drilled on such acreage shall be as follows:

Williams Appalachia	50%

Rex	50%

If at any time there are more than two parties to this Agreement and only one Non-Acquiring Party elects to participate in the acquisition, then the interest shall be shared between the two participating Parties in the proportion that their respective interests under this Agreement bears to the sum of their interests. Subject to the thirty (30) day title examination period discussed below, the Non-Acquiring Party electing to participate in the acquisition shall reimburse, within fifteen (15) days of receipt of the written notice of acquisition from the Acquiring Party, the Non-Acquiring Party’s portion of the acquisition costs (including, without limitation, lease bonus, broker fees, expenses, abstract cost, title opinions, and all other costs of due diligence, and attorneys’ fees), which shall equal the Non-Acquiring Party’s undivided percentage interest in the acquisition. Simultaneous with the payment of such acquisition costs, the Acquiring Party shall deliver to the Non-Acquiring Party who has so elected to participate, an Assignment

Participation and Exploration Agreement – Page 21

of the appropriate percentage of the interests that have been acquired by the Acquiring Party in substantially the same form as attached to this Agreement as Exhibit “D,” without warranty of title, either express or implied, except as to claims made by, through or under the Acquiring Party. No Assignment shall be placed of public record until the Acquiring Party has been fully reimbursed for the Non-Acquiring Party’s share of the acquisition costs. The Non-Acquiring Party shall have thirty (30) days from the date of its’ election to participate, to review title. In the event of a material title defect, as determined by the Non-Acquiring Party in its sole discretion, such Non-Acquiring Party shall advise the Acquiring Party of the title defect and provide details as to the reason(s) for the title defect within such thirty (30) days. Upon timely notice to the Acquiring Party of such title defect, and within thirty (30) days of receipt of such notice, the Acquiring Party will either (i) cure such title defect to the Non-Acquiring Party’s reasonable satisfaction, exercised in good faith or (ii) reimburse to the Non-Acquiring Party electing to participate in the acquisition any payments made for the acquisition and such Non-Acquiring Party will re-assign any interest in the acquisition received by such Non-Acquiring Party.

10.03 Acquisitions Partially Within AMI Area. If a Party acquires an interest that lies only partially within the AMI Area, only the portion of the acquisition lying within the AMI Area shall be offered to the other Party. The Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the AMI Area and shall charge the Acquiring Parties accordingly. Unless there is a clear and convincing reason to differentiate between the acreage within the AMI Area and the acreage outside the AMI Area, acquisition costs shall be allocated on a per acre basis.

10.04 All Depths Received on Working Interests Acquired Within AMI Area. Any working interests assigned to either Party under the AMI Area provisions of this Article X shall cover all depths acquired by the Acquiring Party with respect to the applicable acquisition. It is further understood and agreed that, as to the rights acquired by the Parties under this Article X, all operations shall be conducted pursuant to the terms of the JOA.

10.05 Exclusion from AMI Area. The right to share in acquisitions within the AMI Area under this Article X shall not apply to acquisitions of acreage by either Party that: (a) occur as a result of a merger with or acquisition of the stock or equity interest in or all or substantially all of the assets of a third party unaffiliated with the Acquiring Party; and (b) wherein seventy-five percent (75%) or more of the acreage obtained through such merger or acquisition is located outside of the AMI Area.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.01 Environmental Condition of Rex Lands.

(a) Rex represents and warrants that as of the date of execution of this Agreement as indicated immediately above the signatures of the Parties below (the “Execution Date”), to the Knowledge of Rex, there are no pending or threatened lawsuits, notices of violation or notices of deficiency, civil or criminal penalties, or other unresolved orders based on any noncompliance with Environmental Laws. Rex also represents and warrants that, to the Knowledge of Rex, there are no environmental conditions existing on the Rex Lands or the Rex ROWs that would, individually or in the aggregate, have a materially adverse effect on the value of the Rex Leases or Rex ROWs. It is understood and agreed, however, that Williams does not agree to assume any liabilities with respect to environmental issues or any other matter insofar as such liabilities relate to (A) operations in which Williams Appalachia has no interest (including, by way of example but without limitation, operations of Rex or other parties that relate to the development of depths or formations in which Williams Appalachia owns no interest); (B) lands in which Williams Appalachia has no interest; and (C) as to lands in which Williams Appalachia acquires an interest, it is understood and agreed that Williams is not assuming any liabilities that arise from or relate to time periods prior to its acquisition of an interest.

Participation and Exploration Agreement – Page 22

(b) Rex represents and warrants as of the Execution Date that, to the Knowledge of Rex, for any Rex Lease upon which operations for drilling of a Commitment Well have begun prior to the date of execution of this Agreement, Rex has obtained all material governmental permits required by Environmental Laws, including, without limitation, Well Permits issued by the Pennsylvania Department of Environmental Protection, and approval of erosion and sedimentation control plans under Chapter 102 of the Pennsylvania Code (collectively, the “Permits”). Rex represents and warrants that, to the Knowledge of Rex, such Permits are in full force and effect, and that Rex has materially complied with the Permits. Further, Rex represents and warrants that, to the Knowledge of Rex, it has used its best efforts to comply in material respects with PADEP’s Oil and Gas Well Operator’s Manual.

(c) Rex represents and warrants as of the Execution Date that, to the Knowledge of Rex, neither Rex, nor any of its affiliates, has received any economic benefit since April 18, 1979 from any well on the Rex Lands that has not been used to produce, extract or inject any gas, petroleum or other liquid within the preceding twelve (12) months, any well for which the equipment necessary for production, extraction or injection has been removed, or any well considered dry and not equipped for production within sixty (60) days after drilling, redrilling or deepening, also referred to as an Abandoned Well under the Pennsylvania Oil and Gas Act.

(d) THIS SECTION 11.01 CONSTITUTES REX’S SOLE REPRESENTATION AND WARRANTY WITH RESPECT TO ENVIRONMENTAL LAWS.

11.02 Binding Agreement. Rex represents that (i) each Rex Signatory has full power and authority to enter into this Agreement, as well as the Tax Partnership Agreement, the JOA, the Assignment of Seismic Data, the LLC Agreement, and the Assignment and Assumption Agreement for Material Contracts attached hereto and incorporated by reference (collectively, the “Transaction Documents”), (ii) the Transaction Documents do not conflict with any operating agreement, bylaws, articles of organization or regulations of any Rex Signatory or any other agreement or indenture by which a Rex Signatory or the Rex Leases or Rex ROWs are bound, other than the requirements for obtaining certain consents of third

Participation and Exploration Agreement – Page 23

parties as described on Exhibit “M” attached hereto, (iii) the party or parties signing the Transaction Documents on behalf of each Rex Signatory are fully authorized to do so and with the power legally to bind such Rex Signatory, and (iv) when executed and delivered, the Transaction Documents will be the valid, binding, enforceable agreement of the Rex Signatories. Williams represents that (i) Williams has full power and authority to enter into the Transaction Documents, (ii) the Transaction Documents do not conflict with any operating agreement, bylaws, articles of organization or regulations of Williams or any other agreement by which Williams is bound, (iii) the party or parties signing the Transaction Documents on behalf of Williams Appalachia and Williams Production are fully authorized to do so and with the power legally to bind Williams Appalachia and Williams Production, and (iv) when executed and delivered, the Transaction Documents will be the valid, binding, enforceable agreement of Williams.

11.03 No Encumbrances. Subject to the Permitted Encumbrances, Rex represents and warrants that the Rex Leases are not subject to any liens, encumbrances, consents to assign, preferential rights to purchase, contracts or unrecorded agreements, save and except for those contained within the Material Contracts listed on Exhibit “G.” and the requirements for obtaining certain third party consents for assigning an interest in certain Rex Leases listed on Exhibit “M.” In this regard, Rex will endeavor in good faith to obtain all consents of third parties required to assign an interest in Rex Leases to Williams Appalachia as provided for in this Agreement (but will not be required to pay for any such consent), but if a required consent to assign such interest in a particular Rex Lease has not been obtained at the expiration of sixty (60) days after the Execution Date, then said lease will be removed from Exhibit “A” and the Drilling Carry Obligation will be recalculated using the adjusted determination of the Project Area after excluding such lease from Exhibit “A”. The Parties agree that the adjustment of the Drilling Carry Obligation constitutes the sole remedy for any failure by Rex to obtain a required consent for assignment to Williams Appalachia of an interest in any Rex Lease or Rex Leases. Further, subject to the Permitted Encumbrances, Rex represents and warrants that the Rex ROWs are not subject to any liens or encumbrances.

11.04 Required Lease Payments. Rex represents and warrants that all shut-in royalty, bonus, deferred bonus, delay rentals and other lease payments owed or due under the Rex Leases have been timely paid and properly paid in full.

11.05 No Litigation. Except as set forth on Exhibit “J”, Rex represents and warrants that, to the Knowledge of Rex, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or threatened or contemplated, that, if adversely determined, would have a material adverse effect on the Rex Leases or Rex ROWs or the transactions contemplated by this Agreement. Except as set forth on Exhibit “K”, Williams represents and warrants that there is no claim, legal action, suit, litigation,

Participation and Exploration Agreement – Page 24

arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or threatened or contemplated, that, if adversely determined, would have a material adverse effect on the Rex Leases or Rex ROWs or the transactions contemplated by this Agreement.

11.06 Survival. All representations made herein shall survive for a period of one-year from the Execution Date. All covenants made herein shall survive until they are performed or cease to be operative under the terms of this Agreement.

ARTICLE XII

PROHIBITED ACTIONS; EXCLUDED PROPERTIES; INDEMNIFICATION; RESOLUTION

OF PENDING LITIGATION

12.01 Prohibited Actions. Until such time as the leasehold assignments contemplated in Sections 3.09 and 3.10 are delivered by Rex to Williams Appalachia, and recorded in the applicable public records, or this Agreement is terminated by Williams, Rex shall be prohibited from doing or undertaking any of the following actions relative to or affecting the Williams Interests:

(a)	Assigning any interest out of or burdening the Williams Interests;

(b) Creating or allowed to be created any lien, encumbrance or contract right affecting the Williams Interests except liens arising incident to operations conducted by Rex on the Rex Leases during the Rex Operations Period;

(c) Entering into any mortgage, pledge or security agreement as to which the Williams Interests serve as collateral, in whole or in part;

(d) Without the prior written consent of Williams, dedicating or otherwise committing the Williams Interests to any oil or gas sales contract; and

(e) Entering into any transaction, executing any documentation or otherwise taking any action which would have the effect of causing title to the Williams Interests not to be free and clear of any and all claims arising by, through or under Rex except liens or claims arising incident to operations conducted by Rex on the Rex Leases during the Rex Operations Period or Permitted Encumbrances.

12.02 Reduction in Drilling Carry Obligation for Damages Arising From Prohibited Action. In addition to any of remedies Williams may have at law or equity, in the event that any acreage covered by the Rex Leases is lost as a result of Rex engaging in any of the actions prohibited by Section 12.01(a) above, Williams shall be entitled to proportionate reduction in the Drilling Carry Obligation.

12.03 Excluded Properties. Williams shall have no liabilities or obligations accruing from or relating to (a) the owning, developing, exploring, operating or maintaining of the Excluded Properties or (b) the producing, transporting and marketing of Hydrocarbons from the Excluded Properties, including any liabilities for royalty and overriding royalty payment obligations and tax obligations with respect to the Excluded Properties.

Participation and Exploration Agreement – Page 25

12.04 Rex Indemnification of Williams. Without waiving any remedies which Williams shall have at law and equity, Rex assumes all risk, liability, obligation and losses in connection with, and, except as otherwise elsewhere provided in this Agreement, shall defend, indemnify, and save and hold harmless Williams, its officers, directors, employees and agents, from and against all losses which arise from or in connection with (i) the Excluded Properties, (ii) any breach of any representation or warranty made by Rex hereunder, (iii) any claims made against Williams by a party as a result of Rex’s failure to make any required lease payment or any lease termination which results from such failure to make any required lease payment, (iv) liabilities associated with claims disclosed on Exhibit “J”, and (v) the Prohibited Actions. Notwithstanding anything to the contrary herein, Williams will not be entitled to make any claim for indemnification hereunder unless and until the aggregate of all such claims exceeds one hundred thousand dollars ($100,000). Additionally, notwithstanding anything to the contrary herein, the Parties agree that in the event of a breach by Rex of the representation contained in Section 11.04, Williams will not be entitled to a claim for indemnification hereunder. In the event of a breach by Rex resulting in the termination or failure of a Rex Lease, then said lease will be removed from Exhibit “A” and the Drilling Carry Obligation will be recalculated using the adjusted determination of the Project Area after excluding the terminated lease from Exhibit “A”. The Parties agree that the adjustment of the Drilling Carry Obligation constitutes the sole remedy for any breach by Rex of the representation contained in Section 11.04.

12.05 Williams Indemnification of Rex. Without waiving any remedies which Rex shall have at law and equity, Williams assumes all risk, liability, obligation and losses in connection with, and, except as otherwise elsewhere provided in this Agreement, shall defend, indemnify, and save and hold harmless Rex, its officers, directors, employees and agents, from and against all losses which arise from or in connection with (i) any breach of any representation or warranty made by Williams hereunder, (ii) liabilities associated with claims disclosed on Exhibit “K,” and (iii) any claims made against Rex by a party as a result of Williams’ failure to make any required lease payment or any lease termination which results such from failure to make any required lease payment. Notwithstanding anything to the contrary herein, Rex will not be entitled to make any claim for indemnification hereunder unless and until the aggregate of all such claims exceeds one hundred thousand dollars ($100,000).

12.06 Time Limits for Indemnification. The Parties agree that no claim for indemnification may be brought by either Party after the earliest of one (1) year after (i) the satisfaction of the Drilling Carry Obligations, (ii) the expiration of the Drilling Carry Period, or (iii) the termination of this Agreement.

12.07 Resolution of Pending Dispute. The Parties acknowledge that certain matters described on Exhibit “J” involve a dispute regarding rights to certain overriding royalty interests claimed by a third

Participation and Exploration Agreement – Page 26

party in certain of the Rex Leases and that the NRI shown on Exhibit “A” has been calculated as though such overriding royalty interests were owned by the third party. Notwithstanding anything to the contrary herein, if the final resolution or settlement of such dispute concerning overriding royalty interests results in a determination that Rex is not obligated to assign such overriding royalty interests to the third party, the Parties agree that Rex will retain all rights attributable to the share of production that would have been payable on such claimed overriding royalty interests and that in no event will Williams be entitled to receive more than fifty percent (50%) of the NRI set forth on Exhibit “A”.

ARTICLE XIII

MATERIAL CONTRACTS

13.01 Assignment of Material Contracts. On or before the beginning of the Williams Operations Period, Rex Signatories, as applicable, shall assign to Gathering Company all of the rights and obligations, to the extent transferable, in and to the Material Contracts listed as numbers 1, 3, 4 and 5 on Exhibit “G” pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit “E,” and shall further assign to Williams Appalachia all of the rights and obligations, to the extent transferrable, in and to the Drilling Contract listed as item 2 on Exhibit “G” pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit “E.”

ARTICLE XIV

OTHER PROVISIONS

14.01 Liability/Fees and Expenses. The duties, obligations and liabilities of the Parties shall be several and not joint nor collective. All fees, costs and expenses incurred by any of the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including, without limitation legal and accounting fees, costs and expenses.

14.02 No Partnership. Except as provided for in Section 14.03, nothing contained in this Agreement shall be construed to create a partnership, joint venture, association, trust, mining partnership or other entity, nor shall the provision hereof be implied as creating such a relationship.

14.03 Tax Matters. Notwithstanding any provision of this Agreement (other than Section 5.04) and the JOA to the contrary, the Parties agree that the operations hereunder shall constitute a partnership for federal, and to the extent allowable by law, state and local income tax purposes, and that the provisions of the Tax Partnership attached hereto as Exhibit “F” to this Agreement (“Tax Partnership Agreement”) which is being executed simultaneously herewith are hereby incorporated by reference into this Agreement and the JOA.

Participation and Exploration Agreement – Page 27

14.04 Insurance. Williams Appalachia and Rex shall, at all times while operations are being conducted by it under this Agreement, carry the insurance set forth on Exhibit “D” to the JOA attached hereto and made a part hereof. All such policies (except Worker’s Compensation coverage) shall name the non-operating Party as an additional insured and shall provide for a waiver by the insurance carrier of any right to be subrogated to the rights of any claimant against such non-operating Party.

14.05 Notices. All notices and deliveries due under the terms and provisions of this Agreement shall be given and made in writing-to the addresses as follows:

If to Williams:

Williams Production Company, LLC

One Williams Center, 26th Floor

Tulsa, Oklahoma 74172

Attention: Director of Land

Telephone: (918) 573-4721

Fax: (918) 573-1324

And with a copy to:

Williams Production Company, LLC

One Williams Center, 47th Floor

Tulsa, Oklahoma 74172

Attention: Legal Counsel

Telephone: (918) 573-4850

Fax: (918) 573-6928

If to Rex:

Rex Energy Corporation

476 Rolling Ridge Drive

Suite 300

State College, PA 16801

Attn: Vice President, Land Manager

Telephone: 814-278-7279

Fax: 814-278-7286

And with copies to:

Rex Energy Corporation

476 Rolling Ridge Drive

Suite 300

State College, PA 16801

Attn: General Counsel

Telephone: 814-278-7113

Fax: 814-278-7286

Rex Energy Corporation

476 Rolling Ridge Drive

Participation and Exploration Agreement – Page 28

Suite 300

State College, PA 16801

Attn: Appalachian Regional Manager

Telephone: 814-278-7043

Fax: 814-278-7286

Notice shall be deemed given upon receipt.

14.06 Change of Address. Each Party shall have the right to change the address for notices and deliveries at any time, and from time to time, by advising the other Party in writing.

14.07 Force Majeure. If either of the Parties is rendered unable, wholly or in part by force majeure to carry out its obligations or otherwise perform under this Agreement, other than the obligations to make money payments, that Party shall give to the other Party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations and performances of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of the force majeure. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, and unavailability of equipment if due to one of the foregoing causes.

14.08 Laws and Regulations; Venue. The validity, interpretation and construction of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of laws.

14.09 Resolution of Disputes.

(a) Dispute Notice. The Parties agree to make a diligent, good faith attempt to resolve all disputes arising out of or in connection with this Agreement before either Party commences arbitration with respect to the subject matter of any such dispute. If the representatives of the Parties are unable to resolve a dispute within 10 days after notice of the existence of the dispute from one Party to the other (the “Dispute Notice”), either Party may, by sending a demand for arbitration to the other Party with a copy thereof to the American Arbitration Association (“AAA”), submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, or a successor organization, in effect at the time of the service of the Dispute Notice (the “AAA Rules”). The arbitrator chosen under such rules shall have at least ten (10) years experience practicing in the oil and gas industry.

(b) Location. THE SITE OF THE ARBITRATION SHALL BE PITTSBURGH, PENNSYLVANIA, UNLESS OTHERWISE AGREED BY THE PARTIES.

Participation and Exploration Agreement – Page 29

(c) Diligence; Remedies. The Parties shall diligently and expeditiously proceed with arbitration. The arbitrator shall be instructed to render a written decision within forty-five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrator, subject to any reasonable delay due to unforeseen circumstances. Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, the arbitrator shall be empowered to award any remedy available under the laws of the State of Pennsylvania including, but not limited to, monetary damages and specific performance. The arbitrator shall not have the power to amend or add to this Agreement. The award of the arbitrator shall be in writing with reasons for such award and signed by the arbitrator. The Parties agree that any award rendered shall be final and binding. Judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d) Waiver of Appellate Review; Enforcement. The Parties hereto hereby waive any rights to appeal or to review of such award by any court or tribunal. The Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision may be enforced by any competent tribunal.

(e) Costs of Arbitration. The costs of such arbitration shall be determined by and allocated between the Parties by the arbitrator in its award.

(f) Independent Agreement. This Section 14.09 constitutes an independent contract to arbitrate all disputes between the Parties, including, without limitation, disputes regarding contract formation and whether either Party is entitled to quasi-contractual or quantum meruit recovery from the other party.

(g) Continuation of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform their respective obligations hereunder during any arbitration proceeding by the Parties in accordance with this Section 14.09.

14.10 Covenants of Assignability. All of the terms, covenants, conditions and provisions of this Agreement shall inure to, be available to and be binding upon the Parties, their respective successors, assigns and legal representatives. Any assignment made under this Section shall be subject to all terms and conditions of this Agreement, as they relate to the interest assigned. During the Drilling Carry Period hereunder, no assignment of any interest subject to this Agreement shall be effective without the prior written consent of the other Party hereto. Such consent shall not be unreasonably withheld; provided that Williams shall have no obligation to consent to an assignment of any Williams Interests and Rex shall have no obligation to consent to an assignment of any interest during the Drilling Carry Period. After the expiration of the Drilling Carry Period, either Party may assign all or any portion of its interests subject to this Agreement to any other party without restriction.

14.11 Titles for Convenience Only. The “titles,” or section headings, as used in this Agreement, are inserted for convenience only and shall be disregarded in construing the terms, conditions and provisions of this Agreement.

14.12 Complete Agreement. This Agreement and the LLC Agreement and any agreements attached thereto or related thereto shall constitute the complete and total agreement between the Parties hereto and supersedes any prior agreements, whether oral or written, between the Parties regarding the matters herein contained including the Confidentiality Agreement executed by the Parties on April 8, 2009.

Participation and Exploration Agreement – Page 30

14.13 Press Releases. Neither Party will issue any press releases with regard to its entering into this Agreement except (i) to the extent required to do so by law, by the rules and regulations of the Securities and Exchange Commission, or by the rules of any national securities exchange and, if so required, shall provide the other Party with a copy of such press release prior to the publication of such press release; or (ii) with the other Party’s prior approval. This provision shall not be construed so as to limit any Party’s disclosures of or about this Agreement to regulatory authorities or to other parties as may otherwise be required by law, and when in the opinion of the Party’s securities law counsel such is so required.

14.14 Limitation of Liability. Neither Party shall be liable to the other Party for any consequential, exemplary or punitive damages.

14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

14.16 Severability. In the event any term or provision of this Agreement is found to be illegal or unenforceable, then, notwithstanding such term or provision, the remainder of the Agreement shall remain in full force and effect. If any part of this Agreement is deemed unreasonable by a court of competent jurisdiction, then the Parties agree that the Court shall impose such terms as are reasonable and enforceable. If any court of competent jurisdiction alters, modifies, or amends any term of this Agreement, such alteration, modification, or amendment shall bind the Parties hereto, and shall be construed in accordance with the remainder of this Agreement.

14.17 Further Assurances. The Parties agree to execute and deliver to each other all such additional instruments as may be called for in order to effectuate the transaction contemplated in this Agreement.

14.18 Amendments. This Agreement may only be amended in writing signed by both Parties.

[remainder of this page intentionally left blank

signature page follows]

Participation and Exploration Agreement – Page 31

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 18th day of June, 2009, to be effective as of the Effective Date.

WILLIAMS PRODUCTION COMPANY, LLC

By:	/s/ Jeff Schmuhl
Name:	Jeff Schmuhl
Title:	Director

WILLIAMS PRODUCTION APPALACHIA, LLC

By:	/s/ Jeff Schmuhl
Name:	Jeff Schmuhl
Title:	Director

REX ENERGY I, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

R.E. GAS DEVELOPMENT, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

REX ENERGY CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

REX ENERGY OPERATING CORP.

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer